Exhibit 10.1

June 4, 2015

Mr. Mark Bradley, CEO

Green Leaf Farms Holdings, Inc.

Players Network

1771 East Flamingo Road, Suite 201A

Las Vegas, Nevada 89119

Dear Mr. Bradley:

Please be advised that Agritek Venture Holdings, Inc. (“Agritek”) is terminating the Consulting Financial and Licensing Agreement (the “Agreement”) dated March 18, 2015, by and between Agritek Holdings, Inc. and Green Leaf Farms Holdings, Inc. (“Green Leaf”) due to a breach of contract by Green Leaf.

The first paragraph of the Agreement and Paragraph A are as follows:

This Consulting, Financing and Licensing Agreement (“Agreement”) is executed as of the 18th day of March, 2015 (“Effective Date”) between Agritek Venture Holdings, Inc. (“CONSULTANT or LICENSOR”), a Delaware corporation with offices at 319 Clematis Street, Ste. 1008, West Palm Beach, FL33401, and Green Leaf Farms Holdings Inc. (“COMPANY or LICENSEE”), with a mailing address at 1771 East Flamingo Rd suit 201A Las Vegas Nevada, 89119. The parties enter into the following agreement.

A.	Whereas the COMPANY has a signed Five (5) year lease agreement with two five (5) year options, to the real property located at 203 Mayflower, North Las Vegas or such other location as the parties agree (“The Site”); as well CONSULTANT’S own the right to land in Apex, North Las Vegas zoned for cultivation,

Agritek previously requested a copy of the lease mentioned in Paragraph A, and upon receipt of such lease, Agritek learned that Green Leaf’s lease is for three years and contains no renewal clauses. Based on this gross misrepresentation, Agritek is hereby terminating the Agreement and is reserving all of its legal rights it may have against Green Leaf and Players Network.

Sincerely,

Agritek Venture Holdings, Inc.

/s/ Justin Braune, CEO